QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the section of this Offering Circular entitled "Selected Historical Financial and Operating Data" and our consolidated financial statements and the related notes included elsewhere in this Offering Circular. The following financial information reflects the reclassification, due to their increasing significance, of promotional allowances from expenses to a deduction from total revenues. Unless stated otherwise, references to total revenues, revenues and gross profit are before deducting promotional allowances. These reclassifications do not affect net income or EBITDA.

Overview

        Through subsidiaries, we own and operate the Mountaineer Racetrack & Gaming Resort in Chester, West Virginia and the Ramada Inn and Speedway Casino in North Las Vegas, Nevada. Since acquiring Mountaineer in 1992, we have focused our business on its operations and expect Mountaineer to continue to account for the majority of our revenues and profits for the foreseeable future.

        In addition, in order to leverage our expertise and capitalize on new development opportunities, we are expanding our racing operations to Pennsylvania and Ohio. In the event these states enact new gaming laws, like those in West Virginia that permit slot machines at racetracks, we would expect our racing facilities in these states to benefit greatly from the addition of slot machines. We recently obtained a license to build a new thoroughbred horse racetrack with parimutuel wagering in Erie, Pennsylvania. Construction of the new thoroughbred horse racetrack facility at Presque Isle Downs is expected to cost approximately $25 million. If legislation is passed in Pennsylvania legalizing slot machines at racetracks, then we will spend significantly more (up to $50 million, exclusive of gaming equipment) to also develop a gaming area. Additionally, we expect to spend approximately $8.2 million (exclusive of closing costs) for acquisition of real property for the new racetrack. We plan to build the new horse racetrack and commence operations as soon as practicable, subject to favorable resolution of a pending judicial review of our license, the ability to obtain clear title to the property to which our license relates and which we currently have under option and other construction-related risks. On December 23, 2002, we entered into a merger agreement with Scioto Downs, Inc., which owns and operates a harness horse racing facility with parimutuel wagering in Columbus, Ohio.

        Since introducing slot machines at Mountaineer in 1994, we have achieved strong, consistent growth in revenues and EBITDA. Our total revenues have increased more than tenfold, from $24.9 million in 1995 to $266.3 million in 2002. During this period, the number of slot machines operated at Mountaineer increased from 800 to 3,000. Similarly our EBITDA has grown from ($3.4) million in 1995 to $46.1 million in 2002. Our growth continues to remain strong as our total revenues and EBITDA for the year ended December 31, 2002 grew 21.9% and 8.8%, respectively, over 2001 despite operating disruptions from recently completed expansion projects, including, among other things, a new 258-room luxury hotel. We attribute much of this increase not only to increases in the number of slot machines operated, but also to periodic legislative enhancements that have permitted more popular types of games and, most recently, higher wagering limits. We expect that our recent investments in infrastructure and amenities, which allow us to provide our patrons a higher quality, diversified gaming and entertainment experience, will continue to drive growth in our revenues and EBITDA. To this end, we will seek to broaden our customer base by expanding our marketing campaign to promote Mountaineer as a destination hotel, convention and resort facility with the addition of our new luxury hotel and convention center.

Results of Operations

        We anticipate that Mountaineer Park, particularly gaming operations, will continue to be the dominant factor in our financial condition. Increases in the number of slot machines and periodic legislative enhancements that have permitted more popular types of games and, most recently, higher wagering limits, as well as the investment in infrastructure an amenities, allow Mountaineer Park to provide patrons a high quality, diversified gaming and entertainment experience in a resort atmosphere. Although Mountaineer Park achieved revenue growth in excess of 24% during 2002, disruption from construction and inefficiencies inherent in commencing new operations affected margins. Nevertheless, management continues to believe that efficiencies will improve incrementally as the business related to the new amenities matures.

        The Speedway Property has recorded five consecutive quarters of positive EBITDA. The sale of the Reno Property was completed on March 11, 2003. We estimate that the sale of the Reno Property will have an annual positive impact of approximately $1.2 million on our EBITDA, as a result of the elimination of the Reno Property's negative contribution to our EBITDA.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

  Operating Revenues and Costs

        The Company earned revenues for the years ended December 31, 2002 and 2001 as shown below:

	Years Ended December 31
	2002	2001
Gaming	$231,682,000	$191,901,000
Parimutual Commissions	8,657,000	7,618,000
Food, Beverage and Lodging	19,387,000	15,185,000
Other	6,570,000	3,663,000

Total Revenues	266,296,000	218,367,000
Less promotional allowances	(5,416,000)	(3,916,000)

Net Revenues	$260,880,000	$214,451,000

        Total revenues increased by $47.9 million from 2001 to 2002, an increase of 21.9%. Approximately $40.0 million of the increase was produced by gaming operations at Mountaineer Park. Mountaineer Park's revenue from parimutuel commissions increased by $1.0 million, or 13.6%, with export simulcast fees generating $2.5 million of this increase, offset by a decrease in live and import simulcast commissions. Mountaineer Park's food, beverage and lodging revenues increased by $4.8 million or 42.8% to $16.0 million, and other revenues increased by $2.9 million or 81.1%.

        The Nevada Properties contributed $10.6 million in revenues in the year ended December 31, 2002, an $800,000 or 7.0% decrease from revenues of $11.4 million for the year ended December 31, 2001. Gaming revenues for 2002 were $7.2 million, all of which were produced by the Speedway Property, versus $7.4 million for 2001, a decrease of $0.2 million or 2.7%. In July of 2001, we terminated gaming operations at the Reno Property. Gaming revenues at the Reno Property were $1.3 million during 2001. No gaming revenues were generated at the Reno Property in 2002. The Nevada Properties' remaining revenues for 2002 were $1.8 million from lodging (a $300,000 decrease from 2001), $1.6 million from food and beverage ($300,000 decrease from 2001) and $96,000 in other income. The declines are principally attributable to the closing of the casino and restaurant at the Reno Property. We completed the previously announced sale of the Reno Property in March 2003.

        Promotional allowances increased by $1.5 million or 38.3% due principally to increased membership in Mountaineer Park's Frequent Player Program and expanded gaming operations. At December 31, 2002 the Company reclassified, due to their increasing significance, promotional allowances from expenses (principally marketing and promotions) to a deduction from revenues for 2002 and all periods presented.

        The Company's $47.9 million or 21.9% increase in revenues was accompanied by higher total costs, as direct operating expenses increased by $34.1 million or 24.5% to $173.1 million in 2002 compared to 2001. Approximately $28.2 million of the increase in operating costs is attributable to the gaming operations, which includes applicable state taxes and fees. Parimutuel direct costs increased by $916,000, while cost of food, beverage and lodging increased by $1.3 million. Of the 8.9% increase in the cost of food, beverage and lodging, $2.2 million can be attributed to the expanded operations at Mountaineer Park, which was offset by a decline in the cost of food and beverage and lodging at the Nevada Properties due to the closing of the casino and restaurant at the Reno Property. The cost of other revenue increased by $3.6 million in 2002 to $8.6 million. The increase is due primarily to the opening of the Jewelry Shoppe, Gift Shoppe and Salon in May 2002, additional shows and special events at the Harv and the cost increase associated with the Spa and Fitness Center.

        Operating costs and gross profits earned from operations for the years ended December 31, 2002 and 2001 are as follows:

	Years Ended December 31
	2002	2001
Operating Cost:
Gaming	$140,704,000	$112,510,000
Parimutuel Commissions	7,359,000	6,443,000
Food, Beverage and Lodging	16,470,000	15,129,000
Other	8,597,000	4,983,000

Total Operating Costs	$173,130,000	$139,065,000

	Years Ended December 31
	2002	2001
Gross Profit (Loss):
Gaming	$90,978,000	$79,391,000
Parimutuel Commissions	1,298,000	1,175,000
Food, Beverage and Lodging	2,917,000	56,000
Other	(2,027,000)	(1,320,000)

Total Gross Profit	$93,166,000	$79,302,000

        The decline in the gross profit for "other" is attributable to costs associated with operating the Spa, the Convention Center and the Harv, while full utilization and corresponding revenues are not expected until after the new hotel (which opened in the second quarter of 2002) and the Convention Center operations are more fully integrated, which is anticipated in 2003 and 2004.

  Gaming Operations

        Revenues from gaming operations increased 20.7% from $191.9 million in 2001 to $231.7 million in 2002. Management attributes this increase to the following factors: (1) the increase in machine count from an average of 2,100 during 2001 to an average of 2,719 during 2002; (2) the opening of new gaming space both to accommodate additional machines and to alleviate crowding; (3) increases in patronage driven by new amenities as Mountaineer Park becomes a destination resort; (4) continued aggressive marketing and promotions campaigns; and (5) new game themes and equipment to meet changing patron interest and demand.

        For the year ended December 31, 2002, the average net win per day for coin drop machines at Mountaineer Park was $246 and $169 for ticket terminals. For the same period average daily net win for the track-based gaming machines was $66 per machine (including $0 for non-racing days when those gaming rooms were closed), compared to $260 earned on the Lodge-based terminals for a facility-wide average of $226 per machine per day. The decrease in net win per machine for the year ended December 31, 2002 compared to the same period for 2001 reflects the absorption of a 29.5% increase in average machine count.

        A summary of the gaming revenues ("net win") at Mountaineer Park for the years ended December 31, 2002 and 2001 is as follows:

	Years Ended December 31
	2002	2001
Total gross wagers	$2,657,603,000	$1,677,028,000
Less patron payouts	$(2,433,105,000)	$(1,492,506,000)

Revenue—video lottery operations	$224,498,000	$184,522,000

Average daily net win per terminal (WV)	$226	$241

        Management expects the upward trend in video lottery revenue at Mountaineer Park to continue based upon the following growth drivers: increased marketing awareness campaigns; expanding Mountaineer Park's geographical reach by marketing the facility as a destination resort and convention complex; increased patronage in the gaming rooms as a result of convention and event business; an increase in machine count from 3,000 to 3,500 over the next year, subject to regulatory approval.

        The Company began operating gaming at its two Nevada Properties on October 1, 1999. The Speedway Property had gaming revenues of $7.1 million for 2002, an increase of $1.1 million or 18.7% over 2001. During July 2001, the Company discontinued its gaming operations at the Reno Property. Gaming revenues for the Reno Property were $1.3 million during 2001.

        Costs of gaming revenue for 2002 increased by $28.2 million or 25.1% from $112.5 million to $140.7 million compared to the year ended December 31, 2001. Costs of gaming revenue at Mountaineer Park increased by $29.2 million or 27.0% to $137.2 million in 2002, reflecting an increase of $25.8 million in statutory expenses directly related to the increase in gaming revenues, including an increase of $1.9 million in statutory payments, or increased gaming taxes (net of the Company's share of capital investment funds resulting from amendments to the video lottery statute (as discussed in following section). (See Note 11 to our Consolidated Financial Statements included elsewhere in this Offering Circular.) The expanded gaming facilities, increased patron activity and customer service requirements required an increase in personnel and supplies. As a result, wages and benefits as well as supplies expense increased from 2001 to 2002 by $3.6 million. There was $3.5 million of gaming expense at the Nevada Properties in 2002, as compared to $4.5 million for 2001. For 2002 the cost of gaming revenue at the Reno Property decreased by $1.0 million due to discontinuation of gaming at that location in July 2001. The cost of gaming at the Speedway Property in 2002 remained at the same level as in 2001 even though there was an increase in gaming revenues of $1.1 million.

        After payment of a State Administrative fee of 4% of revenues, Mountaineer Park is obligated to make payments (which are accounted for as costs of gaming) from the remaining video lottery revenues to certain funds administered by the West Virginia Lottery Commission as follows:

	Net Terminal Income
State of West Virginia	30.0%
Hancock County	2.0%
Horseman's Association (racing purses)	15.5%
Other	5.5%

Total Statutory Payments	53.0%	(1)

(1)
Excludes a 4% administrative fee charged by the State of West Virginia based on revenues. See Note 11 to our Consolidated Financial Statements included elsewhere in this Offering Circular.

        Prior to its fiscal year ended June 30, 2001, the State of West Virginia annually reconciled the State Administrative Fee, and the amount not utilized by the State was refunded on June 30, the end of the State's fiscal year. In April 2001, West Virginia amended its video lottery statute, eliminating the reconciliation and refund of the unused portion of the administrative fee commencing with the State's fiscal year that began July 1, 2001. In prior years, the anticipated refund was accrued throughout the year. The bill also established a new distribution scheme for the portion of each racetrack's net win in excess of that racetrack's net win for the twelve months ending June 30, 2001 (referred to in the amendment as "Excess Net Terminal Income"). After deducting the administrative fee, the Excess Net Terminal Income is now subject to a 10% surcharge. The remaining amount of the Excess Net Terminal Income will be distributed as follows:

	Excess Net Terminal Income
State of West Virginia	41.0%
Hancock County	2.0%
Horseman's Association (racing purses)	9.5%
Other	5.5%

Total Statutory Payments	58.0%	(1)

(1)
Excludes a 4% administrative fee charged by the State of West Virginia based on revenues, and effective July 1, 2001 as discussed above, a 10% surcharge once certain levels of revenues are achieved. In addition, rates are applied to revenues net of this 4% administrative fee and the 10% surcharge when applicable. See Note 11 to our Consolidated Financial Statements included elsewhere in this Offering Circular.

        After deducting the administrative fee and the surcharge from the Excess Net Terminal Income, the racetracks will receive 42% (as opposed to 47%) of the remaining net win. The reduction in the net win retention percentages (or conversely the increase in statutory payments) is reflected by the Company as a cost of gaming for the period during which the Company generates Excess Net Terminal Income. For Mountaineer Park, the threshold for Excess Net Terminal Income is fixed at approximately $162 million, which, based upon the State's June 30 fiscal year end, the Company exceeded in late April through June 2002.

        The amended Lottery Act also creates a separate capital reinvestment fund for each racetrack to which the State will contribute 42% of the surcharge attributable to each racetrack. Generally, for each dollar a racetrack expends on eligible capital improvements for the racetrack and adjacent property, the track will receive a dollar from the capital reinvestment fund. Depending upon the amount of a project, any amount expended in excess of the balance in the capital reinvestment fund may be carried forward three subsequent years. The Company recognizes amounts due from the capital reinvestment fund as qualifying capital expenditures are identified. At December 31, 2002, the Company's eligible capital improvements which can be carried forward aggregated approximately $36 million.

        The 10% surcharge and the reduction in net win retention percentage of consideration after amounts due from the capital reinvestment fund had the affect of increasing statutory payments for 2002 by approximately $1.9 million.

        Taxes and assessments paid to all of these funds are included in "Cost of Gaming" in our Consolidated Statements of Operations. Statutory cost and assessments, excluding the State

Administrative Fee and the Company's share of the capital reinvestment fund, for the respective years ended December 31, 2002 and 2001 are as follows:

	Years Ended December 31
	2002	2001
Employee Pension Fund	$1,065,000	$899,000
Horseman's Purse Fund	30,994,000	27,860,000

Subtotal	32,059,000	28,759,000
State of West Virginia	67,643,000	53,922,000
Tourism Promotion Fund	6,392,000	5,392,000
Hancock County	4,261,000	3,595,000
Stakes Races	2,131,000	1,797,000
Miscellaneous State Projects	2,131,000	1,797,000

	$114,617,000	$95,262,000

  Parimutuel Commissions

        Parimutuel commissions revenue is a function of wagering handle, which means the total amount wagered without regard to predetermined deductions, with a higher commission earned on a more exotic wager, such as a trifecta, than on a single horse wager, such as a win, place, or show bet. In parimutuel wagering, patrons bet against each other rather than against the operator of the facility or with pre-set odds. The total wagering handle is composed of the amounts wagered by each individual. The total amounts wagered form a pool of funds from which winnings are paid based on odds determined solely by the wagering activity. The racetrack acts as a stakeholder for the wagering patrons and deducts from the amounts wagered a "take-out" or gross commission, from which the racetrack pays state and county taxes and racing purses. The Company's parimutuel commission rates are fixed as a percentage of the total wagering handle or total amounts wagered. The Company earned an average commission rate of 20% in each of the past three years.

        Parimutuel commissions for the years ended December 31, 2002 and 2001 are summarized below.

	Years Ended December 31
	2002	2001
Live racing parimutuel handle	$16,235,000	$17,723,000
Simulcast racing parimutuel handle	22,789,000	23,594,000
Less patrons' winning tickets	(30,759,000)	(32,541,000)

	8,265,000	8,776,000
Revenues—export simulcast	7,988,000	5,520,000

	16,253,000	14,296,000
State and county parimutuel tax	(495,000)	(499,000)
Purses and Horsemen's Association	(7,101,000)	(6,179,000)

Revenues—parimutuel	$8,657,000	$7,618,000

        Total revenues for parimutuel commissions for 2002 increased by $1.0 million or 13.6% in comparison to 2001. This increase can be attributed principally to the expansion of export simulcasting. Revenues from export simulcast increased by $2.5 million or 44.7% to $8.0 million during 2002 compared to $5.5 million for the same period in 2001. Commissions from import simulcast and live racing for 2002 decreased by $511,000 to $8.3 million compared to the same period in 2001. The decrease in revenues from live racing and import simulcasting, which represents revenues from all parimutuel wagers placed by patrons at Mountaineer Park, occurred even though average daily live purses increased 17.4% from $138,900 to $163,000 in 2002 and there were two additional racing days in 2002. Management believes that decreases in live racing and import simulcast can be attributed at least in part to the conversion of some live racing patrons to export simulcast patrons and patrons utilizing telephone and/or internet wagering. The increase in Purses and Horsemen's Association amounts is attributable principally to the increase in export simulcasting revenues.

        Total costs of parimutuel operations of $7.4 million for 2002 increased by $916,000 compared to 2001. Due to the demand for our signal as an export simulcast product, we elected to hold 230 days of live racing during 2002, resulting in an increase in operating costs. These additional racing days contributed to an increase in operating costs. Direct and indirect wages and employee benefits attributable to racing operations increased by $208,000 to approximately $3.2 million in 2002 due to the increased race days, expanded hours of OTB operations trackside, contractual increase in salaries and increases in health care costs. Cost of supplies, utilities and other services relating to racing operations also increased.

        For the year ended December 31, 2002, parimutuel operations showed a gross profit of $1.3 million versus $1.2 million for 2001. The slight improvement in results from parimutuel operations is attributable principally to export simulcasting. Export simulcasting has relatively fixed costs as revenues increase compared to parimutuel wagering on live racing or import simulcasting. Although export simulcasting has progressed faster than management anticipated, the growing popularity of the product leads management to believe that revenues from export simulcast will continue to improve in the next year, although not at the same level as in 2002 and 2001.

  Food, Beverage and Lodging

        The combined food, beverage and lodging revenues increased by 27.7% to $19.4 million for the year ended December 31, 2002 compared to $15.2 million for the same period in 2001. Company-wide, restaurant, bar and concession facilities produced $13.1 million of the revenue, a 17% increase over the year ended December 31, 2001. Food and beverage revenues increased $2.2 million to $11.6 million at Mountaineer Park in 2002. Management believes the increase in the number of patrons visiting the resort, the opening of the Riverfront Buffet in 2001, La Bonne Vie restaurant in May 2002 and expanded beverage operations resulted in the growth in this area. Food and beverage revenues for the Nevada Properties decreased by $325,000, principally because of the casino and restaurant closure at the Reno Property in July 2001.

        Lodging revenues were $6.3 million for the year ended December 31, 2002, an increase of $2.3 million over the same period in 2001. Lodging revenues in West Virginia increased by $2.6 million or 137% due to the opening of The Grande Hotel at Mountaineer in May 2002. Occupancy levels during the year ended December 31, 2002, ranged from 61% for weekdays to 88% for weekends. The overall average occupancy rate was 68% for the year with an average room rate of $78. Lodging revenues for the Nevada Properties decreased by $279,000 due principally to the limited operations at the Reno Property in 2002. Management expects food, beverage and lodging revenue to continue to increase during 2003 (compared to the same period in 2002) due to the opening of the new hotel and dining facilities mid-year in 2002 and as the Company markets Mountaineer Park as a destination resort.

        Direct expenses of food, beverage and lodging operations increased from $15.1 million in 2001 to $16.4 million in 2002. The direct expenses of food, beverage and lodging operations at Mountaineer Park increased by $2.2 million, while the direct expenses for the Nevada Properties decreased by $877,000 due principally to the closing of the casino and restaurant at the Reno Property in July 2001. Company-wide, food and beverage direct cost increased by $900,000 to $13.0 million for a gross profit of $100,000 in 2002 compared to a loss of $850,000 in 2001. The improvement in gross profit for food and beverage is attributable to increased volume and revenues as well as improved food cost control at Mountaineer Park and the closing of the restaurant at the Reno Property. Lodging direct cost totaled $3.4 million in 2002 compared to $3.8 million in 2001 contributing to a gross profit of $2.8 million in 2002 compared to a gross profit of $910,000 in 2001. The increase in lodging gross profit is attributable principally to the opening of the Grande Hotel at Mountaineer and the resulting increase in available room days to meet patron demand.

        Mountaineer Park's gross profit for food, beverage and lodging was $3.0 million in 2002, compared to a gross profit of $476,000 in 2001. The increase is attributable principally to the opening of the new hotel and dining facilities during 2002. The food and beverage operations had a gross profit of $469,000 in 2002, compared to a loss of $216,000 in 2001. Mountaineer Park's lodging operations had a gross profit of $2.6 million in 2002 representing an increase of $1.9 million over the same period in the prior year. The increase resulted directly from the opening of the new hotel on May 1, 2002.

        The Nevada Properties' food, beverage and lodging operations had an operating loss of $148,000 in 2002 compared to $421,000 in 2001.

  Other Operating Revenues

        Revenues from other sources increased by $2.9 million or 79.4% to $6.6 million in 2002 compared to $3.7 million in 2001. Other operating revenues are primarily derived from the sale of tickets to events at the Harv, fees generated by the Convention Center, Salon and Spa, Fitness Center, and golf course, sale of programs and lottery tickets, check cashing and ATM Services, and sales in the retail plaza. The revenues from special events held at the Harv in 2002 were $1.8 million, which is an increase of $1.2 million over 2001, reflecting the increase in the number of events held at the Harv. Revenues from the Convention Center and related services increased by $823,000 to $975,000 compared to $152,000 in 2001. Revenues from ATM service fees were $925,000 in 2002 compared to $734,000 in 2001.

        In 2002, Mountaineer opened a new gift/jewelry shop and relocated the Salon and Spa from a free-standing structure to the hotel. The gift/jewelry shop and Salon revenues increased by $124,000 and $215,000, respectively in 2002. These additional amenities are expected to increase other revenues during 2003 and in the future.

        Costs of other revenues increased by 72.5% from $5.0 million in 2001 to $8.6 million in 2002. This increase can be attributed primarily to an increase in the number of events at The Harv, the relocation and upgrading of the Salon, increased utilization of the Convention Center, and increases in the volume and cost of check cashing services. Expenses for the Harv increased by $2.4 million to $5.1 million in 2002 principally due to increases in entertainment costs. Convention Center expenses increased by $778,000 to $1.0 million in 2002. The Salon and Spa and Fitness Center expenses increased by $290,000 to $711,000 in 2002. The increases in Convention Center, Spa and Salon and Fitness Center expenses are attributable to expanded operations.

  Marketing and Promotions Expense

        Company-wide, based on increases at Mountaineer Park and decreases for the Nevada Properties, marketing and promotions expense increased to $8.8 million for the year ended December 31, 2002 from $8.0 million for 2001. Marketing and promotions expenses at Mountaineer Park increased by $1.4 million from $6.3 million in 2001 to $7.7 million in 2002. The increase can be attributable to (1) the increase in departmental promotion (except gaming) cost ($438,000); (2) increase in wages and benefits ($100,000); (3) the marketing partnership with the Pittsburgh Penguins hockey team; and (4) other sponsorships ($504,000). In 2002 marketing and promotion expenses for the Nevada Properties decreased by $580,000 due principally to the July 2001 closing of the casino and restaurant at the Reno Property.

  General and Administrative Expenses and Interest

        General and administrative expenses for the year ending December 31, 2002 increased by $7.8 million, or 31.3% from $25.0 million in 2001. General and administrative costs for 2002 constituted 12.3% of gross revenues in comparison to 11.4% for 2001. The increase in general and administrative costs can be attributed primarily to: (1) increase in salary & benefits cost ($3.7 million) and supplies ($768,000) related to increased security, surveillance, housekeeping, maintenance and certain other administrative areas attributable to Mountaineer Park's expanded facilities and larger crowds; (2) increase in property insurance cost at Mountaineer Park ($624,000); (3) increase in real estate taxes at Mountaineer Park ($609,000); (4) increase in professional fees related to the Company's pursuit of a license to build a new racetrack in Erie, Pennsylvania and other aspects of the Company's corporate development activities ($385,000); and (5) increase in amounts accrued for long-term incentive compensation arrangements ($436,000).

        Interest expense increased by $400,000 to $4.4 million in 2002, from $4.0 million in 2001. This increase to $4.4 million is attributable to the increase in borrowings under the Company's credit facility and capital lease financing arrangements and a decrease in the interest rates on our borrowings. See "Liquidity and Sources of Capital."

        Depreciation and amortization costs increased by 55.9% from $9.2 million in 2001 to $14.1 million in 2002. This increase reflects the $56.0 million increase in fixed assets balance at December 31, 2002 compared to December 31, 2001 due to expansion at Mountaineer Park. Depreciation and amortization for the Nevada Properties aggregated $1.6 million for the year ended December 31, 2002. Depreciation was not recorded for the Reno Property once it was listed for sale in 2002. The property was subsequently sold in March 2003.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

  Operating Revenues and Costs

        The Company earned revenues for the years ended December 31, 2001 and 2000 as shown below:

	Years Ended December 31
	2001	2000
Gaming	$191,901,000	$147,890,000
Parimutual Commissions	7,618,000	5,331,000
Food, Beverage and Lodging	15,185,000	13,460,000
Other	3,663,000	3,387,000

Total Revenues	218,367,000	170,068,000
Less promotional allowances	(3,916,000)	(2,507,000)

Net Revenues	$214,451,000	$167,561,000

        Total revenues increased by $48.3 million from 2000 to 2001, an increase of 28.4%. Approximately $42.8 million of the increase was produced by gaming operations at Mountaineer Park. Mountaineer Park's revenues from parimutuel commissions increased by $2.3 million, or 42.9%; its lodging, food and beverage revenues increased by $2.2 million or 23.3% to $11.3 million; and other revenues increased by $472,000 or 15.2%.

        The Nevada Properties contributed $11.4 million in revenues in the year ended December 31, 2001, a $600,000 or 5.6% increase from revenues of $10.8 million for the year ended December 31, 2000. Gaming revenues for 2001 were $7.4 million versus $6.2 million for 2000, an increase of $1.2 million or 19.4%, notwithstanding the July 2001 termination of gaming operations at the Reno Property. Gaming revenues were $1.3 million for 2001 for the Reno Property up to the date of closing. The sources of the remaining revenues at the Nevada Properties for 2001 were $2.1 million from lodging (a $191,000 decrease from 2000), $1.9 million from food and beverage ($203,000 decrease from 2000) and $92,000 in other income. The declines are principally attributable to the closing of the casino and restaurant at the Reno Property.

        Promotional allowances increased $1.4 million or 56.0% due principally to increased membership in Mountaineer Park's Frequent Player Program and expanded gaming operations. Promotional allowances which were previously included in expenses (principally marketing and promotions) have been reclassified to a deduction from total revenues.

        Our $48.3 million or 28.4% increase in revenues was accompanied by higher total costs, as direct operating expenses increased by $29.7 million or 27.2% to $139.1 million in 2001 compared to 2000. Approximately $26.2 million of the increase in operating costs is attributable to the gaming operations, which includes applicable state taxes and fees. Parimutuel direct costs increased $539,000 due to additional simulcast costs and increased salary and benefit costs, while cost of lodging and food and beverage increased by $1.5 million. Of the 11.1% increase in the cost of food and beverage and lodging, $1.8 million can be attributed to the expanded operations at Mountaineer Park, which was offset by a decline in the cost of food and beverage and lodging at the Nevada Properties due to closing of the casino and restaurant at the Reno Property. The cost of other income increased by $1.4 million in 2001 to $5.0 million. The increase is due primarily to costs associated with operating the Spa and the Convention Center, both of which opened in 2001.

        Operating costs and gross profits earned from operations for the years ended December 31, 2001 and 2000 are as follows:

	Years Ended December 31,
	2001	2000
Operating Costs:
Gaming	$112,510,000	$86,275,000
Parimutuel Commissions	6,443,000	5,904,000
Lodging, Food and Beverage	15,129,000	13,612,000
Other	4,983,000	3,562,000

Total Operating Costs	$139,065,000	$109,353,000

	Years Ended December 31,
	2001	2000
Gross Profit (Loss):
Gaming	$79,391,000	$61,615,000
Parimutuel Commissions	1,175,000	(573,000)
Lodging, Food and Beverage	56,000	(152,000)
Other	(1,320,000)	(175,000)

Total Gross Profit	$79,302,000	$60,715,000

        The decline in the gross profit for "other" is attributable to costs associated with opening and operating the Spa and Convention Center in 2001 and operating the Harv for the full year in 2001, while full utilization and corresponding revenues were not expected until after the new hotel rooms opened on May 1, 2002 and were absorbed.

  Gaming Operations

        Revenues from gaming operations increased 29.8% from $147.9 million in 2000 to $191.9 million in 2001. Management attributes this increase to the following factors: (1) the increase in machine count at Mountaineer from an average of 1,584 during 2000 to an average of 2,100 during 2001; (2) the opening of new gaming space both to accommodate additional machines and to alleviate crowding; (3) increases in foot traffic driven by new amenities as Mountaineer becomes a destination resort; (4) the increased contributions of gaming revenues from the Nevada Properties; (5) continued aggressive marketing and promotions; and (6) the continued growth in the popularity of our coin drop mechanical reel slot machines.

        For the year ended December 31, 2001, average daily net win for the track-based gaming machines was $105 per machine (including $0 for non-racing days when those gaming rooms were closed), compared to $291 earned on the Lodge-based terminals for a facility-wide average of $241 per machine per day. A summary of the video lottery gross wagers less patron payouts ("net win") at Mountaineer for the year ended December 31, 2001 and 2000 is as follows:

	Years Ended December 31,
	2001	2000
Total gross wagers	$1,677,028,000	$1,028,786,000
Less patron payouts	$(1,492,506,000)	$(887,141,000)

Revenues—video lottery operations	$184,522,000	$141,645,000

Average daily net win per terminal (WV)	$241	$247

        Given the increase in machine count (approximately 2,500 machines at December 31, 2001), management views the win-per-day-per-machine numbers as evidence of the continued strong upward trend in performance of Mountaineer's video lottery operation. Management expects this trend to continue based upon the following growth drivers: full implementation and advertising of the new maximum wager; expanding the geographical reach of our target markets with the opening of the new hotel rooms; expanded use of progressive jackpots; increased foot traffic in the casino as a result of convention and event business; and further increases in machine count, subject to regulatory approval.

        We began operating gaming at the Nevada Properties on October 1, 1999. The Speedway Property had gaming revenues of $6.1 million for 2001, an increase of $1.8 million or 42.6% over 2000. During July 2001, we discontinued our gaming operations at the Reno Property. The Reno Property's gaming revenues were $1.3 million during 2001, a decrease of $675,000 or 34% versus 2000.

        Costs of gaming revenues for 2001 increased by $26.2 million or 30.4% from $86.3 million to $112.5 million compared to the year ended December 31, 2000. The increase is in proportion to the 29.8% increase in revenues. Costs of gaming revenues at Mountaineer Park increased by $26.4 million or 32.3% to $108 million in 2001, reflecting an increase of $24.4 million in statutory expenses directly related to the 30.3% increase in gaming revenues. (See Note 11 to our Consolidated Financial Statements included elsewhere in this Offering Circular.) The expanded gaming facilities in 2000 (Downtown Speakeasy) and 2001 (Uptown Speakeasy including the high-roller Fountain Room) generated increases in patron volume and higher levels of patron play. This increased activity, implementation of the automated player tracking system and customer service requirements caused an increase in personnel and supplies costs. As a result, wages and benefits as well as supplies expense increased from 2000 to 2001 by $2.1 million. There were $4.5 million of gaming expenses at the Nevada Properties in 2001, as compared to $4.7 million for 2000. For 2001 the cost of gaming revenues at the Reno Property decreased by $593,000 due to discontinuation of gaming at that location in July 2001. The cost of gaming at the Speedway Property increased by $431,000, significantly less than the increase in gaming revenues of $1.8 million.

        Under the Lottery Act, Mountaineer pays the following percentages of net win from slot operations fees, which are accounted for as costs of gaming:

	Net Terminal Income
State of West Virginia	30.0%
Hancock County	2.0%
Horseman's Association (racing purses)	15.5%
Other	5.5%

Total Statutory Payments	53.0	%(1)

(1)
Excludes a 4% administrative fee charged by the State of West Virginia based on revenues. See Note 11 to our Consolidated Financial Statements included elsewhere in this Offering Circular.

  Parimutuel Commissions

        Parimutuel commissions' revenues is a function of wagering handle, which means the total amount wagered without regard to predetermined deductions, with a higher commission earned on a more exotic wager, such as a trifecta, than on a single horse wager, such as a win, place, or show bet. In parimutuel wagering, patrons bet against each other rather than against the operator of the facility or with pre-set odds. The total wagering handle is composed of the amounts wagered by each individual according to the wagering activity. The total amounts wagered form a pool of funds from which winnings are paid based on odds determined solely by the wagering activity. The horse racetrack acts as a stakeholder for the wagering patrons and deducts from the amounts wagered a "take-out" or gross commission, from which the horse racetrack pays state and county taxes and racing purses. Mountaineer's parimutuel commission rates are fixed as a percentage of the total wagering handle or total amounts wagered. We earned an average commission rate of 20% in each of the past three years.

        Parimutuel commissions for the years ended December 31, 2001 and 2000 are summarized below.

	Years Ended December 31
	2001	2000
Live racing parimutuel handle	$17,723,000	$19,115,000
Simulcast racing parimutuel handle	23,594,000	22,969,000
Less patrons' winning tickets	(32,541,000)	(33,231,000)

	8,776,000	8,853,000
Revenues—export simulcast	5,520,000	1,172,000

	14,296,000	10,025,000
State and county parimutuel tax	(499,000)	(500,000)
Purses and Horsemen's Association	(6,179,000)	(4,194,000)

Revenues—parimutuel	$7,618,000	$5,331,000

        Because of the 27.7% increase in the average daily purses (from $108,800 in 2000 to $138,900 in 2001), increasing the number of live race days from the mandated 210 days to 228 days in 2001 (220 days in 2000), and the expansion of export simulcasting, parimutuel revenues for the year ended December 31, 2001 increased 42.9% in comparison to 2000. Live racing handle decreased 7.3% to $17.7 million in 2001 from $19.1 million in 2000. Import simulcast handle in 2001 increased by $.6 million (2.7%) to $23.6 million in comparison to the same period in 2000. Commissions for export simulcast, implemented on August 11, 2000, were $5.5 million for 2001, an increase of $4.3 million or 370% over the $1.2 million for 2000. The increase in parimutuel revenues is due to expansion of exporting of the simulcast signal, which is ahead of management's expectations. The increase in purses (consisting of statutorily determined percentages of live racing handle) and horsemen's association costs of $2.0 million is attributable principally to the increase in export simulcasting revenues. (Additional contributions to racing purses equal to 15.5% of net win from video lottery operations as required by statute are charged to gaming operations.) Parimutuel commissions' revenues is reported net of these expenses in our Consolidated Statements of Operations.

        The commencement of export simulcasting did involve substantial capital improvements (approximately $4 to $5 million). In December of 1998, Mountaineer and its horsemen executed an agreement (the enforceability of which was ultimately clarified in the racing statute in March 2000) with respect to the sharing of the cost of such capital improvements.

        Total costs of parimutuel operations of $6.4 million for 2001 increased $539,000 as compared to 2000. Due to the demand for our signal, the racing schedule was extended to 228 days resulting in an increase in operating costs. Direct and indirect wages and employee benefits attributable to racing operations increased by $316,000 to approximately $3.2 million in 2001 due to the increased race days, expanded hours of OTB operations trackside, contractual increase in salaries and increases in health care costs. Export signal transmission cost increased $205,000 in 2001 as compared to 2000 due to increased simulcasting activity.

        For the year ended December 31, 2001, parimutuel operations showed a gross profit of $1.2 million versus a loss of $573,000 for 2000. The dramatic improvement in results from parimutuel operations is attributable principally to a full year of export simulcasting in 2001 (export simulcasting commenced in August 2000).

  Food, Beverage and Lodging Operations

        For the year ended December 31, 2001, revenues from lodging, food and beverage were $15.2 million, which represents an increase of $1.7 million or 12.8% compared to revenues of $13.5 million for the same period in 2000. Restaurant, bar and concession facilities throughout the company accounted for the revenues increase At Mountaineer, food and beverage revenues increased $2.0 million to $9.4 million from $7.4 million in 2000. Management believes that increased revenues from food and beverage at Mountaineer resulted primarily from expanded gaming facilities, opening of the convention center and advertising and promotions, which in turn led to larger patron volume, as well as the July 2001 opening of the 160-seat buffet in the Speakeasy Gaming Saloon. Food, beverage and lodging revenues decreased $395,000 at the Nevada Properties due principally to the closing of the restaurant and casino in July 2001 at the Reno Property.

        Direct expenses of lodging, food and beverage operations increased from $13.6 million in 2000 to $15.1 million in 2001. Of the $1.5 million increase in expenses, a decrease of $278,000 is attributable to the Nevada Properties. Company-wide, food and beverage direct costs increased by $1.5 million to $12.1 million for a loss of $854,000 in 2001 as compared to the loss of $1.1 million in 2000. The decrease in the loss for food and beverage is attributable to the closing of the restaurant at the Reno Property in July 2001. Lodging direct costs totaled $3.0 million for 2001 compared to $3.1 million in 2000 resulting in a gross profit of $910,000 in 2001 versus $905,000 in 2000.

        Mountaineer's gross profit for food, beverage and lodging was $476,000 in 2001 compared to $150,000 in 2000. The increase in gross profit is attributable to an improvement in the gross profit of lodging of $288,000 due to increase in revenues ($177,000) as a result of higher occupancy levels and a reduction in salaries and other costs of lodging.

        The Nevada Properties reported an operating loss from food, beverage and lodging of $420,000 for 2001 as compared to a loss of $304,000 for 2000. This increase is attributed primarily to higher costs of wages and related benefits at the Speedway Property and a decline in lodging revenues of the Reno Property, which were partially offset by the reduction in food and beverage costs at the Reno Property ($543,000) due to the closing of the restaurant in Reno.

  Other Operations

        Other revenues increased by $276,000 or 8.1% from 2000 to 2001. Other sources of revenues consist primarily of the Spa operations and other non-core businesses such as admission, program sales, golf, special events, such as concerts, professional boxing matches, trade shows, check cashing and ATM services. The Spa revenues increased by $175,000 in 2001. Additional entertainment held at the Harv during 2001 resulted in an increase in ticket sales in 2001 to $633,000 from $502,000 in 2000. Revenues from ATM service fees were $734,000 in 2001 compared to $668,000 in 2000.

        Costs of other revenues increased by 39.9% from $3.6 million in 2000 to $5.0 million in 2001. This increase can be attributed primarily to a $397,000 increase in the cost of events held at the Harv due to its full year of operation in 2001; the February 2001 opening of the Spa, which had operating costs of $388,000; and the opening of the Convention Center in August 2001, which had operating costs of $123,000; and an increase in check cashing service costs of $161,000.

  Marketing and Promotions Expense

        Company-wide, based on increases at Mountaineer and decreases for the Nevada Properties, marketing and promotions expense increased to $8.0 million for the year ended December 31, 2001 from $7.4 million for 2000. Marketing and promotions expenses at Mountaineer increased by $1.3 million from $5.0 million in 2000 to $6.3 million in 2001. The increase can be attributed to (1) the increase in group sales and other departmental promotional costs ($352,000); and (2) the marketing partnership with the Pittsburgh Penguins hockey team and other sponsorships ($823,000). In 2001 marketing and promotion expense for the Nevada Properties decreased by $736,000 due principally to the July 2001 closing of the casino and restaurant at the Reno Property.

  General and Administrative Expenses and Interest

        General and administrative expenses for the year ended December 31, 2001 increased by $6.3 million, or 33.7% from $18.7 million in 2000. General and administrative costs for 2001 constituted 11.4% of gross revenues in comparison to 11.0% for 2000. The increase in general and administrative costs can be attributed to two areas. First, with respect to operations, the increases are due primarily to increases in costs of security, surveillance, housekeeping and maintenance attributable to the expanded facilities (new gaming areas, the Harv, Convention Center, Spa, buffet, etc.) and the corresponding increase in patron traffic ($2.4 million); increases in employee benefits, such as health insurance

($1.5 million); increases in insurance costs ($385,000) and increases in administrative costs such as salaries, consulting and other miscellaneous costs ($634,000). Second, professional fees and expenses were incurred as we pursued our business strategy to acquire other gaming and/or parimutuel businesses and in connection with general corporate matters resulting in an increase of $835,000 to $1.9 million in 2001 as compared to $1.1 million in 2000.

        Interest expense increased by $900,000 to $4.0 million in 2001, from $3.1 million in 2000. This increase to $4.0 million is attributable to the increase in borrowings under our credit facility and capital lease financing arrangements.

        Depreciation and amortization costs increased by 45.7% from $6.3 million in 2000 to $9.2 million in 2001. This increase reflects the $53.0 million increase in fixed assets, other than for construction in progress, and including the capital leasing of new gaming devices. Additional depreciation expense was incurred from new facilities, including the Convention Center and the new gaming room. Depreciation for the Nevada Properties was $2.1 million for 2001, an increase of $155,000 compared to 2000.

        During July 2001 we closed a dining room and discontinued gaming operations at the Reno Property due to poor financial performance. The hotel and other dining areas remained in operation. At December 31, 2001, we further evaluated the financial performance and the ongoing value of the property and equipment at the Reno Property. Based upon this evaluation, we determined the assets were impaired and wrote them down by $5.5 million to their estimated fair value in accordance with the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS No. 121). In applying these provisions we considered recent sales, property listings and future cash flow estimates related to this location. See Note 2 to our Consolidated Financial Statements included elsewhere in this Offering Circular.

Liquidity and Sources of Capital

        Our working capital balance as of December 31, 2002 was $10.6 million and our unrestricted cash balance was $14.4 million. Racing purses are paid from funds contributed by us to bank accounts owned by the horse owners who race at Mountaineer Park. At December 31, 2002, the balances in the bank accounts exceeded purse obligations by $1.1 million. In the event the purse obligations exceed the balances in the bank accounts, we may fund all or a portion of such amounts. However, such funding advances will be repaid to us from future accumulations in this account.

        We have a $100.0 million revolving line of credit with a consortium of banks led by Wells Fargo Bank, which expires in August of 2005. At December 31, 2002, the outstanding principal balance of the Wells Fargo loan was $93.4 million. Our existing revolving credit facility permits us to finance separately up to $21.0 million of additional senior indebtedness for the purchase or lease of equipment. We have various arrangements with banks and their affiliated leasing companies for such equipment financing. As of December 31, 2002, the aggregate outstanding principal balance related to equipment financing was $16.0 million. Approximately $93.4 million of the net proceeds from this offering will be used to repay outstanding indebtedness under our existing revolving credit facility.

        A summary of our required payments, prior to the issuance of the Senior Notes and repayment of amounts outstanding under the existing revolving credit facility, under financial instruments (excluding accrued interest) is presented below:

(in millions)	Total	1 year	2 years	3 years	4 years	5 years	After 5 years
Contractual cash obligations:
Total debt including capital leases	$110.1	$20.0	$23.7	$64.3	$0.2	$1.9	$—
Operating lease obligations	1.9	0.8	0.4	0.4	0.3	—	—

	$112.0	$20.8	$24.1	$64.7	$0.5	$1.9	$—

        Concurrently with or shortly after the issuance of the Notes, we expect to enter into a third amended and restated revolving credit facility, which will enable us to borrow up to $50.0 million under a revolving line of credit. Our third amended and restated revolving credit facility is expected to be secured by substantially all of our assets and the assets of our operating subsidiaries, and is expected to contain customary affirmative and negative covenants and events of default. See "Description of Certain Indebtedness." Although we discuss our third amended and restated revolving credit facility in this Offering Circular, there can be no assurance that we will be able to enter into such credit facility or any alternative credit facility or, if entered into, that our third amended and restated revolving credit facility will not have terms that are materially different from those summarized under "Description of Certain Indebtedness." This offering is not contingent on our entering into any new credit facility.

        During the year ended December 31, 2002, we spent approximately $57.0 million for capital additions (including capital leases) and land acquisitions. These expenditures included approximately $37.5 million for expansion at Mountaineer Park, approximately $10.7 million for additional gaming and surveillance equipment, and approximately $4.4 million for the purchase of properties adjacent to or near Mountaineer Park.

        During 2003 we expect to spend approximately $10-12 million on capital additions, including $4-5 million for new gaming equipment if the West Virginia Lottery Commission approves our pending application to add 500 gaming machines.

        Pursuant to our existing credit facility (and the expected terms of our proposed third amended and restated revolving credit facility), we are required to spend between 1% and 6% of our gross operating revenues from the prior year for maintenance of our facilities. During 2002, we spent 3.1% of 2001 gross operating revenues, or $6.8 million for maintenance of our facilities.

Commitments and Contingencies

        On September 26, 2002 we were granted a license from the Pennsylvania State Horse Racing Commission to build a thoroughbred horse racetrack and conduct parimutuel wagering in Erie, Pennsylvania. Construction of the new thoroughbred horse racetrack at Presque Isle Downs is expected to cost approximately $25 million. If legislation proposed in February 2003 is passed in Pennsylvania legalizing slot machines at racetracks, then we will spend significantly more (up to $50 million, exclusive of gaming equipment) to also develop a gaming area. Additionally, we expect to spend approximately $8.2 million (exclusive of closing costs) for acquisition of real property for the new racetrack. We expect to finance the majority of these development costs with cash flow from operations, cash on hand (including a portion of the net proceeds of this offering remaining after repayment of outstanding indebtedness under our existing revolving credit facility, as described above), availability under our proposed $50 million third amended and restated revolving credit facility and, if slot machines are installed, capital lease obligations. The ultimate construction cost will depend on the final architectural design and the amenities to be included. Commencement of racing and parimutuel operations in Erie remains subject to risks and uncertainties, which include but are not limited to zoning, closing on the real property for the site, which is currently under option, unforeseen title, engineering, environmental, or geological problems, work stoppages, weather interference, including floods, construction delays and other risks associated with building a racing operation, and compliance with the terms of the license concerning timing. Construction of, and commencement of operations at, the new horse racetrack also are subject to favorable resolution of a pending judicial review of our license to conduct horse racing and parimutuel wagering in Erie, Pennsylvania, the ability to obtain clear title to the property to which our license relates and which we currently have under option and other construction related risks. See "Business—Legal Proceedings."

        On December 23, 2002, we entered into a merger agreement to acquire Scioto Downs, Inc., which owns and operates a harness horse racing facility with parimutuel wagering in Columbus, Ohio. We agreed to pay $32.00 per share, in cash, for the 595,767 outstanding shares of Scioto Downs' common stock. Each Scioto Downs shareholder may elect to receive, instead of the $32.00 per share amount, an amount per share equal to $17.00 plus ten annual contingent earnout payments (commencing the first calendar year in which Scioto Downs is permitted to conduct new forms of gaming) based upon 10% of the growth of Scioto Downs' EBITDA compared to the average of Scioto Downs' EBITDA for the three years ended October 31, 2002. Management estimates that these payments would aggregate approximately $19.1 million, assuming all shareholders elected to receive cash, and would be initially less if some shareholders elected to receive the earnout payments. Management expects to finance such payments with cash flow from operations, cash on hand (including a portion of the net proceeds of this offering remaining after repayment of outstanding indebtedness under our existing revolving credit facility, as described above) and availability under our proposed $50 million third amended and restated revolving credit facility. The Company has completed its due diligence investigation of Scioto Downs and has elected to proceed with the transaction subject to the remaining terms, conditions and governmental approvals. The merger is expected to result in an increase in parimutuel and food and beverage revenues as well as an increase in related operating costs.

        During 2003, we anticipate paying approximately $2.0 million in connection with the completion of the contract for the construction of our new hotel, subject to receipt of the architect's final certificate of payment and the agreement of the parties thereto.

        We also have various commitments including those under various consulting agreements, operating leases, and our pension plan and union contract. We have also entered into employment agreements with certain employees for periods ranging from one to five years. Compensation under the employment agreements consists of both cash payments and stock option commitments. The Company anticipates cash payments in the amount of approximately $5.9 million exclusive of incentive payments over the next four years under the employment agreements. The Company believes that it has the ability to meet all of its obligations under the employment agreements.

        In addition, the Company is faced with certain contingencies involving litigation and environmental remediation. These commitments and contingencies are discussed in greater detail in Note 7 to our Consolidated Financial Statements included elsewhere in this Offering Circular. The Company believes that its cash balances, cash generated from operations and available lines of credit will be sufficient to meet all of our currently anticipated commitments and contingencies.

        Management believes that except as set forth above, our cash balances (including a portion of the net proceeds of this offering after repayment of outstanding indebtedness under our existing credit facility as described above), cash flow from operations, and available lines of credit will be sufficient to cover any capital required to fund maturing debt obligations and any other contemplated capital expenditures and short-term funding requirements for the next twelve months. See the section entitled "Risk Factors—Risks Related to Our Business" for a description of certain circumstances that may affect our sources of liquidity. We may also expand our current stock repurchase plan to permit us to repurchase our common stock in amounts and at times determined by our board of directors from time to time. Although we have no current plans to do so, we may also finance our expansion through the public or private sale of additional debt or equity securities.

        Our level of indebtedness presents other risks to investors, including the possibility that we may be unable to generate cash sufficient to pay the principal of and interest on our indebtedness when due; and that we may not be able to meet tests and covenants of such debt agreements and achieve satisfactory resolution of such non-compliance with the lenders. In such an event, the holders of our indebtedness may be able to declare all indebtedness owing to them to be due and payable immediately, and proceed against any collateral securing such indebtedness. These actions could limit our ability to borrow additional funds and would likely have a material adverse effect on our business and results of operations. A debt rating downgrade would not impact the terms of borrowings under the new revolving credit facility or the Senior Notes. However, a debt rating downgrade could impact the terms of and our ability to obtain additional new financing. Additionally, changes in the regulatory environment or restriction on or prohibition of our gaming or racing operations, whether arising out of legislation or litigation, could have a material adverse effect on our liquidity. See section entitled "Risk Factors—Risks Related To Our Business" and Note 3 to our Consolidated Financial Statements included elsewhere in this Offering Circular.

        Outstanding Options.    As of February 28, 2003, there were outstanding options to purchase approximately 2.2 million shares of our common stock. If all such options were exercised, we would receive proceeds of approximately $7.4 million. We utilize the treasury stock method in determining the dilutive effect of outstanding options and warrants. Our policy is as follows: Our basic earnings per share (EPS) is computed as net income available to common shareholders divided by the weighed average number of common shares outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities utilizing the treasury stock method. Diluted earnings per share is calculated by using the weighted average number of common shares outstanding adjusted to include the potentially dilutive effect of these occurrences.

Critical Accounting Policies

        Our significant accounting policies are included in Note 2 to our Consolidated Financial Statements included elsewhere in this Offering Circular. These policies, along with the underlying assumptions and judgments made by our management in their application, have a significant impact on our consolidated financial statements.

  Revenue Recognition

        Video lottery and parimutuel revenues are recognized at the time the wagers are made and are net of winning payouts to patrons. The distributions from these revenues are governed by the West Virginia Lottery Commission and the West Virginia Racing Commission. After deduction of a 4% administrative fee paid to the West Virginia Lottery Commission, the Mountaineer Park receives 47% of the first $162 million of video lottery net win per year, based upon West Virginia's fiscal year of July 1-June 30. Net win in excess of the threshold, which is fixed by statute, is subject to a 10% surcharge. After reduction for the administrative fee and the surcharge, the net win percentage to be received by the Company is 42%. We recognize the reduction in revenue occasioned by the surcharge and the reduction in the percentage of net win allocable to us during the period in which the net win exceeds the predetermined threshold. Accounting for the change in the net win percentage to be retained by the Company in this manner ensures that revenue is being recognized when all services have been rendered and the amount is fixed or determinable. The amended Lottery Act also creates a separate capital reinvestment fund for each racetrack to which the State will contribute 42% of the surcharge attributable to each racetrack. Generally, for each dollar a racetrack expends on eligible capital improvements for the racetrack and adjacent property, the track will receive a dollar from the capital reinvestment fund. Depending upon the amount of a project, any amount expended in excess of the balance in the capital reinvestment fund may be carried forward three subsequent years. We recognize amounts due from the capital reinvestment fund as qualifying capital expenditures are identified.

        Revenues from food and beverage are recognized at the time of sale and revenues from lodging are recognized on the date of stay. Other revenues are recorded at the time the services are rendered or sales are completed. Lodging, food and beverage gratuitously provided to customers are not recognized as revenues.

  Impairment of Long-Lived Assets and Intangibles

        We review the carrying value of our long-lived assets (including goodwill) whenever events or changes in circumstances indicate that such carrying values may not be recoverable annually (effective in 2002) for goodwill. Unforeseen events and changes in circumstances and market conditions and material differences in estimates of future cash flows could negatively affect the fair value of our assets and result in an impairment charge. Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties. Fair value can be estimated utilizing a number of techniques including quoted market prices, prices for comparable assets, or other valuation processes involving estimates of cash flows, multiples of earnings or revenues.

        At December 31, 2001, we evaluated the financial performance and the carrying value of the property and equipment at the Reno Property. Based upon this evaluation, we determined that the assets were impaired and wrote them down by $5.5 million to estimated fair value. In estimating fair value, we considered recent property sales, current property listings and estimates of future cash flows related to this location. The fair value of these assets, as well as other assets, could be different using different estimates and assumptions in the valuation techniques. The fair value at December 31, 2002 was reassessed based upon pending purchase offers.

  Self-Insurance

        Effective October 2002, we began self insuring for employee health coverage. Self-insurance reserves are estimated based upon our prior claims experience. Changes in the number of employees, claims expense and health care costs could cause this liability to fluctuate. We also maintain stop loss insurance coverage for employee health care claims.

  Frequent Players Program at Mountaineer

        Members of Mountaineer's frequent players program can accumulate points for wagering and other purchases that can be redeemed for tokens, lodging, food and beverage and merchandise. Based upon historical redemptions of frequent player program points, we estimate unredeemed points and record a corresponding liability. Changes in the program, increases in membership and changes in the redemption patterns of our participating patrons could cause this liability to fluctuate.

  Income Taxes

        We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109) which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the bases used for financial reporting and income tax reporting of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. We have not provided for a valuation allowance at December 31, 2002 because we feel that the deferred tax assets will be recovered from future operations.

  Newly Issued Accounting Standards:

        In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations, for a disposal of a segment of a business. SFAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. We adopted SFAS 144 as of January 1, 2002. Adoption of this Statement did not have a significant impact on our financial position or results of operations.

        In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill is no longer amortized but is subject to annual impairment tests in accordance with SFAS No. 142. Other intangible assets will continue to be amortized over their useful lives. The Company began to apply the new rules on accounting for goodwill and other intangible assets in the first quarter of 2002. Application of the non-amortization provisions of SFAS No. 142 resulted in an increase in net income of approximately $250,000. During 2002, the Company performed the initial adoption and annual impairment tests of goodwill and indefinite-lived intangible assets. As a result of these tests, it was determined that there was no impairment of goodwill.

QuickLinks

Exhibit 99.2
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS